Exhibit 5.1

Our ref     JMW/KAT/1043601/0022

Quotient Limited

28 Esplanade

St Helier

Jersey JE2 3QA

30 July 2021

Dear Sirs and Mesdames

Quotient Limited (the “Company”): Registration under the US Securities Act of 1933, as amended (the “Securities Act”) of an aggregate of 540,000 ordinary shares that may be issued upon the vesting and settlement of 150,000 restricted share units and 240,000 performance-based restricted share units and the exercise of 150,000 share options

1.	Background

1.1

The Company has asked us to provide this Opinion in connection with the filing of a Form S-8 Registration Statement (the “Registration Statement”) in relation to the registration of an aggregate of 540,000 ordinary shares of no par value in the Company (those shares, the “Shares”) that will be issued upon the vesting and settlement of 150,000 restricted share units (“RSUs”), the vesting and settlement of 240,000 performance-based restricted share units (the “PSUs”) and the exercise of 150,000 share options (“Share Options”) (the RSUs, PSUs and the Share Options together, the “Inducement Awards”). For the purposes of this Opinion, the number of RSUs, PSUs and Share Options has been determined based in part upon recent trading activity of the Company’s ordinary shares on the Nasdaq Global Market. The actual number of such ordinary shares will be determined on the actual grant date of the awards.

1.2

In this Opinion “non-assessable” means, in relation to a share in the share capital of a Jersey company, that the purchase price for which the Company agreed to issue and sell that share has been paid in full to the Company, so that no further sum is payable to the Company or its creditors by any holder of that share solely because of being the holder of such share.

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1.3

The Shares form the total amount of ordinary shares that may be issued under the Inducement Awards to Dr. Michael Hausmann and such Inducement Awards are to be issued pursuant to (i) option award agreements to be entered into between the Company and Dr. Hausmann, pursuant to which Dr. Hausmann shall have the option of purchasing 150,000 ordinary shares in the capital of the Company (the “Share Option Agreements”); (ii) RSU agreements to be entered into between the Company and Dr. Hausmann, pursuant to which such RSUs shall vest over time (subject to the conditions therein) and shall be settled by way of issue of 1 ordinary share in the capital of the Company per RSU held (up to 150,000) (the “RSU Agreements”); (iii) a performance-based restricted share unit award agreement to be entered into between the Company and Dr. Hausmann, pursuant to which PSUs shall vest (subject to the conditions therein) and shall be settled by way of issue of 1 ordinary share in the capital of the Company per PSU held (up to 240,000) (the “PSU Agreement”) (the Share Option Agreements, the RSU Agreements and the PSU Agreement, together the “Share Agreements”); and (iv) an employment agreement between Dr. Hausmann and the Company dated 21 May 2021 (the “Employment Agreement”).

1.4	We should like to make the following observations:

1.4.1

We have not been responsible for investigating or verifying the accuracy of the facts (including statements of foreign law), or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this Opinion, or that no material facts have been omitted therefrom, save as expressly set out herein.

1.4.2

We express no opinion as to whether the Documents as defined below, singular or together, contain all the information required by the Securities Act and/or any other applicable foreign laws, regulations, orders or rules nor whether the persons responsible for the Documents, the Securities Act and/or any other applicable foreign laws, regulations, orders or rules have discharged their obligations thereunder.

2.	Documents examined

2.1	For the purposes of this Opinion we have examined and relied on the following (each a “Document” and together, the “Documents”):

2.1.1	the Employment Agreement and forms of the Share Agreements, of which we have examined copies;

2.1.2	the following resolutions;

(a)

the minutes recording the resolutions of the directors of the Company stated as passed on 21 May 2021 approving, inter alia, the underlying Inducement Awards pursuant to the Employment Agreement and ancillary steps; and

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(b)

the minutes recording the resolutions of the remuneration committee of the Company stated as passed on 21 May 2021 approving, inter alia, the underlying Inducement Awards pursuant to the Employment Agreement and ancillary steps.

2.1.3

the public records of the Company available for inspection on the web-site of the Registrar of Companies in Jersey (the “Registrar of Companies”) on the date of this Opinion, and the public records of the Company which were provided to us in copy by a representative of the Registrar of Companies by email dated 30 July 2021 (the “Public Records” and such inspections, the “Public Records Searches”);

2.1.4	a copy of the certificate of incorporation of the Company (the “Certificate of Incorporation”);

2.1.5	a copy of the consent issued to the Company pursuant to the Control of Borrowing (Jersey) Order 1958 as amended dated 1 January 2017 (the “COBO Consent”);

2.1.6	a copy of the memorandum and articles of association of the Company (together, the “Memorandum and Articles of Association” and such articles of association, the “Articles of Association”); and

2.1.7	a certificate of a Director of the Company (the “Director’s Certificate”).

2.2	We have not examined or relied on any other documents for the purpose of this Opinion.

3.	Assumptions

3.1	For the purposes of giving this Opinion we have relied on the following assumptions:

3.1.1

that each party (other than the Company as a matter of Jersey law) has or had at the relevant time the necessary capacity, power, authority and intention and has or had at the relevant time obtained all necessary agreements, consents, licences or qualifications (whether as a matter of any law or regulation applicable to it or any contractual or other obligation binding upon it) to enter into the documents to which it is a party and that each such party has duly authorised, executed and delivered those documents and that those documents have been duly dated and (where applicable) delivered;

3.1.2	that the COBO Consent examined by us is a true, complete and accurate copy of the consent relating to the Company and is in full force and effect at the date of this Opinion;

3.1.3

that the copies of the Certificate of Incorporation and Memorandum and Articles of Association examined by us are true, complete and accurate copies of the Certificate of Incorporation and Memorandum and Articles of Association that are in full force and effect at the date of this Opinion and that there are no:

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(a)	special resolutions; or

(b)	resolutions or agreements which have been agreed to by, or which effectively bind, members of the Company,

that affect, override or amend the Memorandum and Articles of Association, other than as appear in the Public Records;

3.1.4	the genuineness and authenticity of all signatures, initials, stamps and seals on all documents and the completeness and conformity to original documents of all copies examined by us;

3.1.5	due compliance with all matters of the laws of the Switzerland by which law the Employment Agreement is expressed to be governed and construed;

3.1.6

that the Employment Agreement constitutes the legal, valid and binding obligation of the Company and the other parties to the Employment Agreement, enforceable in accordance with their terms, under the laws of Switzerland;

3.1.7	that the definitive Share Agreements entered into are substantially consistent with the forms of the Share Agreements reviewed by us;

3.1.8	that there is no provision of the law or regulation of any jurisdiction other than Jersey that would have any adverse implication in relation to the opinions expressed in this Opinion;

3.1.9

that the choice of the laws of Jersey and Switzerland to govern the Share Agreements and Employment Agreement, respectively, was bona fide (for example not made with any intention of avoiding provisions of the law with which the transaction(s) documented or contemplated by the Documents has/have the closest and most real connection) and legal and there is no reason for avoiding that choice of law on grounds of public policy;

3.1.10

that all documents or information required to be filed or registered by or in relation to the Company with the Registrar of Companies have been so filed or registered and appear on the Public Records and are accurate and complete;

3.1.11	that we have been provided with copies or originals of all documents that are relevant to the Documents and/or that might affect the opinions expressed in this Opinion;

3.1.12

that in resolving that the Company approve and enter into the Share Agreements and Employment Agreement and the transactions documented or contemplated by the Share Agreements and Employment Agreement and the issue of the Inducement Awards as appropriate, the directors of the Company (or the duly authorised committee thereof) were acting with a view to the best interests of the Company and were otherwise exercising their powers in accordance with their duties under all applicable laws and the Company remains solvent (meaning that the Company will be able to discharge its liabilities as they fall due) after entering into the Share Agreements and Employment Agreement and the transactions documented or contemplated by the Share Agreements and Employment Agreement;

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3.1.13

the absence of bad faith, fraud, coercion, duress, misrepresentation, mistake or undue influence by, on the part of or on behalf of, or suffered by, any of the parties to the Share Agreements or their respective directors, officers, employees, agents, representatives, partners, shareholders and advisers or any other relevant person;

3.1.14	the accuracy and completeness of the Director’s Certificate, and of all statements as to matters of fact contained in the other documents referred to in this paragraph, as at the date of this Opinion;

3.1.15

the Company is not carrying on a business that is regulated by Jersey law so that it is (or ought to be) subject to the terms of one or more other consents, licences, permits or equivalent under such regulatory legislation; and

3.1.16	that each of the above assumptions is accurate at the date of this Opinion and has been and will be accurate at all other relevant times.

3.2	We have not independently verified the above assumptions.

4.	Opinion

As a matter of Jersey law, and on the basis of and subject to the above and the qualification below, we are of the opinion that:

(i)

upon the exercise of the Share Options pursuant to the Share Option Agreements, the updating of the Register of Members of the Company to reflect Dr. Michael Hausmann as the registered holder of such Shares and the receipt by the Company of payment for those Shares pursuant to the terms of the Share Option Agreements by Dr. Michael Hausmann, the Shares will have been duly authorised and validly issued and will be fully paid and non-assessable;

(ii)

upon the vesting of the RSUs pursuant to the RSU Agreements and the updating of the Register of Members of the Company to reflect Dr. Michael Hausmann as the registered holder of such Shares, the Shares issued pursuant to that RSU Agreements will have been duly authorised and validly issued and credited as fully paid and non-assessable; and

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(iii)

upon the vesting of the PSUs pursuant to the PSU Agreement and the updating of the Register of Members of the Company to reflect Dr. Michael Hausmann as the registered holder of such Shares, the Shares issued pursuant to that PSU Agreement will have been duly authorised and validly issued and credited as fully paid and non-assessable.

5.	QUALIFICATION

5.1

Upon the vesting of the RSUs under the RSU Agreements and the PSUs under the PSU Agreement, subject to the conditions therein, and the issuance of the equivalent Shares under the RSU Agreements and the PSU Agreement, the directors of the Company will transfer the determined cause (value) of those Shares to the stated capital account of the Company pursuant to Article 39A of the Companies (Jersey) Law 1991 (the “CJL”).

5.2

The register of members of a Jersey company is prima facie evidence of any matters which are by the CJL directed or authorised to be inserted in it. The CJL requires that the register of members of a Jersey company includes, amongst other things, the name and address of every member and, where he or she is a member because he or she holds shares in the company, the number of shares held by the member and, in the case of shares which are not fully paid, the amount remaining unpaid on each share.

6.	Governing Law, Limitations, Benefit and Disclosure

6.1	This Opinion shall be governed by and construed in accordance with the laws of Jersey and is limited to the matters expressly stated herein.

6.2

This Opinion is limited to matters of Jersey law and practice as at the date hereof and we have made no investigation and express no opinion with respect to the law or practice of any other jurisdiction.

6.3

We assume no obligation to advise you (or any other person who may rely on this Opinion in accordance with this paragraph), or undertake any investigations, as to any legal developments or factual matters arising after the date of this Opinion that might affect the opinions expressed herein.

6.4	This Opinion is addressed to the Company in connection with the registration of the Shares under the Registration Statement.

6.5

We consent to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the U.S. Securities and Exchange Commission under the Securities Act.

Yours faithfully

/s/ Carey Olsen Jersey LLP